Exhibit 99.1
NEWS RELEASE
Contact:

OSI Pharmaceuticals, Inc.
Kathy Galante
Senior Director
Investor / Public Relations
631-962-2000
Burns McClellan (Representing OSI)
Justin Jackson (Media) 212-213-0006 ext. 327
Jason Farber (Media) 212-213-0006 ext. 339
Lisa Burns (Investors) 212-213-4281

OSI PHARMACEUTICALS ADVANCES DIABETES PROGRAM
- Glucokinase Activator Candidate PSN010 Advances To Phase I Clinical Trial -
MELVILLE, NEW YORK- February 15, 2006 —OSI Pharmaceuticals, Inc. (Nasdaq: OSIP) announced today that it has initiated a Phase I clinical study of PSN010. Discovered by OSI’s diabetes and obesity team, PSN010 is a Glucokinase Activator (GKA), which is designed to rapidly lower blood glucose levels by increasing glucose uptake in the liver and increasing insulin secretion from the pancreas. PSN010 is the second clinical candidate to emerge from the Company’s discovery research efforts in diabetes.
“The science behind our research efforts is focused on the development of next-generation small molecule compounds designed to develop safer, more effective and innovative products for the treatment of metabolic diseases, particularly type 2 diabetes and obesity,” stated Anker Lundemose, M.D., Ph.D., Executive Vice President of OSI Pharmaceuticals and President of (OSI) Prosidion. “We believe PSN010’s dual mechanism of action, which has been demonstrated in pre-clinical studies to reduce blood glucose levels, may ultimately offer a competitive therapeutic option for diabetes patients.”
This single-center, double-blind Phase I study is scheduled to enroll up to 80 healthy volunteers. The single dose escalation study is designed to provide preliminary information on the safety, tolerability, pharmacokinetics and pharmacodynamics of PSN010. Study results will assist in facilitating the design of a multiple dose study in healthy subjects and a Phase II “proof-of-concept” clinical study in diabetes patients.
Background
GKAs may represent a new approach to diabetes therapy as these compounds attenuate hyperglycemia by increasing both hepatic glucose metabolism and glucose-stimulated pancreatic insulin release. Pre-clinical data showed that PSN010 activates

Glucokinase (GK) strongly in vitro and in vivo. The anti-hyperglycemic capabilities of PSN010 have been confirmed in several diabetic rodent models and maximal glucose concentrations were significantly attenuated by the drug candidate. GKA PSN010 may offer a novel strategy for controlling hyperglycemia in diabetic patients through its dual mechanism of action.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
(OSI) Prosidion is the diabetes and obesity business team within OSI Pharmaceuticals dedicated to the discovery and development of novel drugs for the treatment of type 2 diabetes and obesity. (OSI) Prosidion’s lead compound, PSN9301, is a Dipeptidyl Peptidase IV (DPIV) inhibitor currently in Phase II clinical trials. (OSI) Prosidion is developing additional product candidates including a glycogen phosphorylase inhibitor currently in a Phase I clinical trial. (OSI) Prosidion owns or has licensing rights to a portfolio of DPIV medical use patents with claims covering DPIV as a target for anti-diabetes therapy and the use of combinations of DPIV inhibitors with other anti-diabetes drugs such as metformin. A number of non-exclusive licenses to the patent estate have been granted to major pharmaceutical companies. (OSI) Prosidion operates through OSI’s wholly-owned subsidiary, Prosidion Limited, in Oxford, UK. For additional information about the business unit, please visit http://www.prosidion.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.